Exhibit 10.17

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between LEAFLY HOLDINGS, INC. (the “Company”) and Yoko Miyashita (the “Executive”).

WHEREAS; the Company desires to employ the Executive in the position of Chief Executive Officer of the Company effective August 17, 2020 (the “Start Date”) pursuant to the terms of this Agreement; and

WHEREAS, the Executive desires to be employed by the Company as its Chief Executive Officer.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Annual Base Salary” shall mean the Executive’s rate of regular base annual compensation prior to any reduction under (i) a salary reduction agreement pursuant to Section 401(k) or Section 125 of the Code or (ii) any plan or arrangement deferring any base salary.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Cause” shall mean any of the following: (i) the Executive’s failure to perform the Executive’s assigned duties or responsibilities pursuant to this Agreement (other than a failure resulting from the Executive’s Disability) after written notice thereof from the Company describing the Executive’s failure to perform such duties or responsibilities, and failure by the Executive within 30 calendar days from the date of such written notice to remedy such performance failure; (ii) the Executive’s engagement in any act of dishonesty, fraud, misrepresentation, embezzlement or other acts that are or would reasonably be expected to be injurious in a material respect to the Company; (iii) the Executive’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates; (iv) the Executive’s breach of any confidentiality agreement or invention assignment agreement between the Executive and the Company (or any affiliate of the Company); (v) the Executive being convicted of, or entering a plea of nolo contendere to, any crime (other than minor traffic violations) or any act of moral turpitude; (vi) the Executive’s continuing gross negligence or gross misconduct after written notice thereof from the Company describing the applicable conduct, and failure to cure, if curable, by the Executive within 10 calendar days from the date of such written notice to remedy such conduct; or (vii) the Executive’s breach of any material term of this Agreement, the Confidential Information Agreement or any other employment-related agreement between the Executive and the Company.

(d) “Change in Control” shall have the meaning ascribed to it in the Plan.

(e) “Change in Control Period” shall mean the period commencing ninety (90) days prior to the effective date of a Change in Control and ending twelve (12) months following the effective date a Change in Control.

(f) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as well as any state law of similar effect.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended, and, as applicable, Treasury Regulations promulgated thereunder.

(h) “Confidential Information Agreement” shall mean the Proprietary Information and Invention Assignment, and Arbitration Agreement that the Executive has entered or is required to enter into with the Company in connection with the Executive’s employment with the Company.

(i) “Date of Termination” shall mean the date of the termination of the Executive’s employment.

(j) “Disability” shall mean the Executive’s disability within the meaning of Treasury Regulation Section 1.409A-3(i)(4)(i).

(k) “Good Reason” shall mean the Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without the Executive’s consent: (i) a material reduction of the Executive’s authority, duties or responsibilities; (ii) a reduction of more than ten percent (10%) by the Company (or its successor) in the Executive’s base cash compensation as in effect immediately prior to such reduction, unless the Company also similarly reduces the base cash compensation of all other senior executives of the Company; (iii) a material change in the geographic location of the Executive’s primary work facility or location; provided, that a relocation of less than twenty five (25) miles from the Executive’s then-present location will not be considered a material change in geographic location; (iv) a material breach of the Company of this Agreement; (v) prior to a Change in Control, the Executive no longer serving as a member of the Board (other than pursuant to the Executive’s voluntary resignation from the Board); or (vi) following a Change in Control, the failure of the Company to obtain the assumption of the material obligations of this Agreement by any successors. The Executive may not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

(l) “Plan” shall mean the Leafly Holdings, Inc. 2018 Equity Incentive Plan, as amended.

(m) “Qualifying Termination” shall mean (i) the Company’s termination of the Executive’s employment other than for Cause, death, or Disability, or (ii) the Executive’s resignation for Good Reason.

(n) “Release” shall mean a general release of the Executive of any claims related to or arising from Executive’s service with or separation from the Company (which may include a mutual agreement not to disparage, non-solicit provisions and other standard terms and conditions) in a form reasonably satisfactory to the Company. The Release must be signed by the Executive and become irrevocable and effective in accordance with its terms not later than sixty (60) days following the Date of Termination.

(o) “Severance Commencement Date” shall mean the date on or following the Date of Termination and on which the Release becomes effective and irrevocable in accordance with its terms; provided, however, that if the Date of Termination occurs within sixty (60) days prior to the end of a calendar year, the Severance Commencement Date will be the later of (i) the date on which the Release becomes effective and irrevocable in accordance with its terms, or (ii) the first day of the calendar year immediately following the Date of Termination.

2. Term of this Agreement. The term of this Agreement, as amended, shall commence upon the date of this Agreement set forth above and shall continue until terminated in accordance with Section 5 (the “Term”).

3. Duties; Scope of Employment; Compensation and Benefits.

(a) Position and Duties. The Company shall employ the Executive to the position of Chief Executive Officer of the Company, and Executive shall report directly to the Board. While Executive holds the position of Chief Executive Officer, Executive shall also serve on the Board; if Executive ceases to hold the position of Chief Executive Officer, she shall resign her position as director. During the Term, the Executive will devote substantially all of the Executive’s business efforts and time to the Company. As an exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation. The Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration; provided, however, Executive shall, with the prior approval of the Board (which consent shall not be unreasonably withheld), be permitted to serve on the board of directors or managers of, or act as an advisor to, companies that are not competitive with the Company.

(b) Annual Base Salary. The Executive’s Annual Base Salary shall equal $400,000.00. The Annual Base Salary amount shall be subject to review and may be adjusted based upon the Company’s normal performance review practices. The Annual Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

(c) Bonus. The Executive’s annual target bonus opportunity shall be 50% of the Executive’s Annual Base Salary (the “Target Bonus”) based on the achievement of target objectives and such other terms, as determined by the Board. The Target Bonus may be paid in cash and/or equity, at the discretion of the Board. Any such Target Bonus that is earned will be paid, less applicable withholdings, no later than the payroll period after the Board determines that such annual bonus has been earned, but in no event shall such earned annual bonus be paid after the later of the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the annual bonus is earned.

(d) Employee Benefits. During the Term, the Executive and the Executive’s dependents, if applicable, shall be eligible to participate in the employee benefit plans and programs currently and hereafter sponsored by the Company on the same terms and conditions generally applicable to similarly situated executives of the Company. The Company reserves the right to cancel or change the employee benefit plans and programs it offers to its employees at any time.

(e) Equity Incentives.

(i) Standard Option. Subject to approval by the Board, the Company shall grant the Executive an option to purchase up to 1,944,397 shares (the “Standard Option”) of the Company’s Class 3 Common Stock pursuant to the Plan, with an exercise price per share equal to the fair market value of the Company’s Class 3 Common Stock determined by the Board on the date of grant. The Standard Option will be subject to the terms and conditions of the Plan and the Executive’s grant agreement, which will include a four-year vesting schedule, under which 25% of the shares will vest after twelve months of employment from the Start Date, with the remaining shares vesting on a pro rata basis each month thereafter, until either the Standard Option is fully vested or the Executive’s employment ends, whichever occurs first.

(ii) Liquidity Event Option. Subject to approval by the Board, the Company shall grant the Executive an additional option to purchase up to 1,458,298 shares (the “Liquidity Event Option”) of the Company’s Class 3 Common Stock pursuant to the Plan, with an exercise price per share equal to the fair market value of the Company’s Class 3 Common Stock determined by the Board on the date of grant. The Liquidity Event Option shall vest upon the earlier of either (a) a successful Initial Public Offering of the Company on either the NYSE or Nasdaq (an “IPO”) or (b) a Change in Control. The Liquidity Event Option will be subject to the terms and conditions of the Plan and the Executive’s grant agreement. Except as set forth in Section 5 below, if neither of these events occur during Executive’s tenure, then these shares shall not vest.

(iii) Milestone Option. Subject to approval by the Board, the Company shall grant the Executive an additional option to purchase up to 1,458,298 shares (the “Milestone Option”) of the Company’s Class 3 Common Stock pursuant to the Plan, with an exercise price per share equal to the fair market value of the Company’s Class 3 Common Stock determined by the Board on the date of grant. The Milestone Option shall vest upon the completion of the milestones set forth on Exhibit A in the amounts set forth on Exhibit A. The Milestone Option will be subject to the terms and conditions of the Plan and the Executive’s grant agreement. Except as set forth in Section 5, if no milestones set forth on Exhibit A are completed, no shares subject to the Milestone Option will vest; provided, however, that all shares subject to the Milestone Option shall vest immediately upon a successful IPO or a Change in Control.

(f) Long-Term Incentive Compensation. During the Term, Executive may be eligible to receive long-term equity incentive compensation awards (as determined by the Compensation Committee, if any, or, in the absence of a Compensation Committee, the Board in its discretion), pursuant to the Company’s equity incentive compensation plans and programs in effect from time to time. These awards shall be granted at the discretion of the Compensation Committee or Board and shall include such terms and conditions (including vesting terms and conditions) as the Compensation Committee or the Board deems appropriate.

(g) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the applicable policy of the Company, as in effect from time to time.

(h) Paid Time Off. The Executive shall be entitled to paid time off in accordance with the Company’s paid time off policy, as in effect from time to time.

4. At-Will Employment. The parties agree that the Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. The Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses, or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company. However, as described in this Agreement, the Executive may be entitled to severance benefits depending on the circumstances of the termination of the Executive’s employment with the Company.

5. Termination. The Company may remove the Executive at any time, with or without Cause, from the position in which the Executive is employed hereunder, with or without notice. The Term and the Executive’s employment shall terminate upon the occurrence of any of the following events:

(a) Qualifying Termination Outside of the Change in Control Period. Upon a Qualifying Termination outside of the Change in Control Period, the Executive shall be entitled to receive, subject to (x) the effectiveness and irrevocability of the Release and (y) the Executive’s resignation from the Board (if Executive is a member of the Board), the following severance benefits, subject to standard deductions and withholdings·:

(i) The Executive shall receive cash severance equal to 100% of the Annual Base Salary in effect immediately prior to the Date of Termination (or if the Qualifying Termination is due to a resignation for Good Reason based on a material reduction in base cash compensation, then the Executive’s Annual Base Salary in effect immediately prior to such reduction). Subject to any delay in payment required by Section 5(d), the Company will pay such cash severance, in substantially equal installments on the Company’s regular payroll schedule over the twelve-month period immediately following the Date of Termination. However, no payments of such cash severance will be made prior to the Severance Commencement Date. On the first payroll pay day on or following the Severance Commencement Date, the Company will pay the Executive in a lump sum the cash severance the Executive would otherwise have received on or prior to such date but for the delay in payment related to the effectiveness and irrevocability of the Release, with the balance of the cash severance being paid as originally scheduled; and

(ii) If the Executive timely elects continuation health care coverage pursuant to COBRA for Executive and/or Executive’s eligible dependents, the Company will reimburse the Executive for the applicable COBRA premiums, grossed up for income taxation, for such coverage for up to twelve months, or such earlier time as the Executive ceases to be eligible for such continuation coverage; provided, however, that if the Company determines in its sole discretion that it cannot make the COBRA reimbursements without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the Date of Termination (which amount will be based on the premium for the first month of COBRA continuation coverage), which payments will be made regardless of whether the Executive elects COBRA continuation coverage and will commence on the month following the Executive’s Date of Termination and will end on the earlier of (x) the date upon which the Executive obtains other comparable health care coverage or (y) the date the Company has paid an amount equal to twelve payments. For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholding.

(iii) Treatment of Equity.

(1) If the Date of Termination occurs prior to the first anniversary of the Start Date, the Initial Option as well as any other time based equity award granted to Executive will accelerate vesting such that the number of shares which would have vested over the twelve-month period following the Date of Termination had Executive continued to provide service to the Company shall vest, and 25 percent of the shares subject to any Milestone Option, the Liquidity Event Option and any other performance-based vesting equity award will accelerate vesting.

(2) If the Date of Termination occurs on or after the first anniversary of the Start Date but prior to the second anniversary of the Start Date, the Initial Option as well as any other time based equity award granted to Executive will accelerate vesting such that the number of shares which would have vested over the twelve-month period following the Date of Termination had Executive continued to provide service to the Company shall vest. For the avoidance of doubt, no shares subject to any Milestone Option, the Liquidity Event Option and any other performance-based vesting equity award will accelerate vesting.

(3) Regardless of when the Date of Termination occurs, Executive shall have up to 180 days following the Date of Termination to exercise any outstanding options that have a grant date on or later than the date this Agreement was executed by Executive The Executive acknowledges and agrees that if the Executive holds any such option that is an incentive stock option (each, an “ISO Option”) as of the Date of Termination and the Executive does not exercise all of such ISO Options within three months following the Date of Termination, any unexercised ISO Option shall automatically become a non-statutory stock option.

(b) Qualifying Termination During the Change in Control Period. Upon a Qualifying Termination during the Change in Control Period, then subject to the Executive’s (x) timely provision of an effective and irrevocable Release and (y) resignation from the Board (if Executive is a member of the Board), and effective as of the later of the Severance Commencement Date or the effective date of the Change in Control, the Executive will be entitled to receive the following severance benefits, subject to standard deductions and withholdings:

(i) the Executive shall receive cash severance equal to 100% of the sum of the Annual Base Salary, as in effect immediately prior to the Date of Termination (or if the Qualifying Termination is due to a resignation for Good Reason based on a material reduction in base cash compensation, then the Executive’s Annual Base Salary in effect immediately prior to such reduction, as applicable) and the Target Bonus. Subject to any delay in payment required by Section 5(d), such cash severance will be paid in a single lump sum on the first regular payroll pay day on or following the Severance Commencement Date;

(ii) if the Executive timely elects continuation health care coverage pursuant to COBRA for Executive and/or Executive’ eligible dependents, the Company will reimburse the Executive for the applicable COBRA premiums, grossed up for income taxation, for such coverage for up to twelve months, or such earlier time as the Executive ceases to be eligible for such continuation coverage; provided, however, that if the Company determines in its sole discretion that it cannot make the COBRA reimbursements without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the Date of Termination (which amount will be based on the premium for the first month of COBRA continuation coverage), which payments will be made regardless of whether the Executive elects COBRA continuation coverage and will commence on the month following the Executive’s Date of Termination and will end on the earlier of (x) the date upon which the Executive obtains other comparable health care coverage or (y) the date the Company has paid an amount equal to twelve payments. For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholding; and

(iii) all of the Executive’s equity awards will accelerate vesting in full. For purposes of determining the number of shares that will vest pursuant to the foregoing provision with respect to any performance-based vesting equity award, the applicable performance criteria shall be deemed to have been attained at a 100% level. Executive shall have up to 180 days following the Date of Termination to exercise any outstanding options. The Executive acknowledges and agrees that if the Executive holds any ISO Options as of the Date of Termination and the Executive does not exercise all of such ISO Options within three months following the Date of Termination, any unexercised ISO Option shall automatically become a non-statutory stock option.

(c) Termination for Cause or Due to Death or Disability; Voluntary Resignation Without Good Reason. In the event that the Executive voluntarily terminates Executive’s employment for any reason other than Good Reason or in the event that Company terminates the Executive’s employment for Cause or due to the Executive’ death or Disability, no further payments shall be due under this Agreement, except that the Executive shall be entitled to any amounts earned, accrued or owing but not yet paid under Section 3 above, and any benefits accrued or earned under the Company’s benefit plans and programs or to which the Executive is otherwise entitled under applicable law.

(d) Compliance with Section 409A of the Code.

(i) Notwithstanding anything to the contrary in this Agreement; no severance pay or benefits to be paid or provided to the Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder and any state law of similar effect (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to the Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Executive has a “separation from service” within the meaning of Section 409A.

(ii) It is intended that each installment of the payments provided for in this Section 5 is a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the amounts set forth in this Section 5 satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and any amounts paid under this Agreement that qualify under either of such exemptions will not constitute Deferred Payments for purposes of clause (i) above.

(iii) Any provision of this Agreement to the contrary notwithstanding, if, at the time of the Executive’s Date of Termination, the Executive is a “specified employee,” within the meaning of Section 409A, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered nonqualified deferred compensation under Section 409A of the Code, such payment or benefit shall be paid or provided at the date which is the earlier of (A) six (6) months and one day after the Date of Termination and (B) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 5(d) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to the Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iv) Any reimbursements provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, without limitation, that (A) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (B) the amount of expenses eligible for reimbursement in any given calendar year shall not affect the expenses that the Company is obligated to reimburse in any other calendar year, provided that the foregoing clause (C) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; (D) the Executive’s right to have the Company pay or provide such reimbursements may not be liquidated or exchanged for any other benefit; and

(v) in no event shall the Company’s obligations to make such reimbursements apply later than the Executive’s remaining lifetime.

(vi) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.

(e) Non-Duplication of Payment or Benefits. If (i) a Qualifying Termination occurs prior to a Change in Control that qualifies the Executive for severance payments and benefits under Section 5(a) and (ii) a Change in Control occurs within the 3-month period following the Qualifying Termination that qualifies Executive for severance payments and benefits under Section 5(b), then (A) the Executive will cease receiving any further payments or benefits under Section 5(a) and (B) the Executive will receive the payments and benefits under Section 5(b) instead but each of the payments and benefits otherwise payable under Section 5(b) will be offset by the corresponding payments or benefits the Executive already received under Section 5(a).

6. Restrictive Covenants. The Executive has previously executed the Company’s Proprietary Information and Inventions Agreement (“PIIA”). Upon execution of this Agreement, Company shall pay to Executive the sum of $250.00 as consideration for entering into the PIIA. Accordingly, Executive acknowledges that the Executive shall be bound by the terms of the PIIA, including, without limitation, the non-compete and non-solicitation provisions.

7. Limitation on Payments; Section 280G.

(a) In the event the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) are “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s severance benefits will be either:

(i) delivered in full, or

(ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code, whichever of (i) or (ii), taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to excise tax under Section 4999 of the Code, (x) the Executive will have no rights to any additional payments and/or benefits that are being reduced, and (y) the reduction shall occur in the following order: (1) reduction of the cash payments, if any; which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (2) cancellation of accelerated vesting of equity awards other than stock options, if any; (3) cancellation of accelerated vesting of stock options, if any; and (4) reduction of other benefits, if any, paid or provided to the Executive, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. In the event that acceleration of vesting of equity awards or stock options is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s equity awards or stock options. If two or more equity awards or stock options are granted on the same date, each award or stock option will be reduced on a pro-rata basis. Notwithstanding, any excise tax imposed will be solely the responsibility of the Executive. Notwithstanding the foregoing, to the extent the Company submits any payment or benefit otherwise payable to the Executive under this Agreement or otherwise to the Company’s stockholders for approval in accordance with Treasury Regulation Section l.280G-1 Q&A 7, and such payments and benefits will be treated in accordance with the results of such vote, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by the Executive and in the order prescribed by this Section 7(a). In no event shall the Executive have any discretion with respect to the ordering of the Executive’s payment reductions.

(b) Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 7 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 7. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 7.

8. Miscellaneous.

(a) Legal Costs. The Company shall reimburse the Executive for reasonable legal fees and expenses incurred if the Executive prevails on any issue which is the subject of a lawsuit or arbitration brought by the Executive or the Company as a result of any dispute with any party (including, but not limited to, the Company and/or any affiliate of the Company) regarding the provisions of this Agreement. Otherwise, the Executive and the Company shall be responsible for its own legal fees and expenses in connection with such action. The Company will reimburse the Executive for reasonable legal fees and expenses directly relating to the negotiation of this Agreement, in accordance with the applicable policy of the Company.

(b) Arbitration. Executive agrees that any and all controversies, claims, or disputes .with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company, will be subject to arbitration in accordance with the provisions of the Confidential Information Agreement.

(c) No Mitigation. The Company agrees that, if the Executive’s employment is terminated during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in Section 5 of this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, or offset against any amount claimed to be owed by the Executive to the Company or any of their respective subsidiaries. However, the severance benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of the Executive’s termination of employment including, without limitation, the Worker Adjustment and Retraining Notification Act.

(d) Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(e) Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

(f) Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

Leafly Holdings, Inc. 333 Elliott Ave W Seattle, WA 98119

Attn: Board of Directors

To the Executive:

Yoko Miyashita

At the address most recently on file with the Company

(g) Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(h) Entire Agreement. Except as otherwise provided, this Agreement (including any documents referred to herein) contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, express or implied, between the parties with respect thereto.

(i) Applicable Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington without regard to the principles of conflict of laws thereof.

(j) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(k) Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

(l) Survivorship. The rights and obligations of the Company and the Executive under this Agreement shall survive the expiration of the Term.

(m) Mutual Intent. All parties participated in the drafting of the Agreement, and the language used in this Agreement is the language chosen by the Executive and the Company to express their mutual intent. The parties agree that in the event that any language, section, clause, phrase or word used in the Agreement is determined to be ambiguous, no presumption shall arise against or in favor of either party and that no rule of strict construction shall be applied against either party with respect to such ambiguity.

(n) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(o) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates written below.

LEAFLY HOLDINGS, INC.

The Board of Directors, by and through:

By:	/s/ Michael Blue
Name:	Michael Blue
Title:	Director

Date	2/12/2021

EXECUTIVE

/s/ Yoko Miyashita
Yoko Miyashita

Date	2/16/2021

[SIGNATURE PAGE TO LEAFLY HOLDINGS, INC. EMPLOYMENT AGREEMENT]

EXHIBIT A

Milestones

[to be mutually agreed]